Exhibit 10.04

EL PASO ELECTRIC COMPANY

EXCESS BENEFIT PLAN

Effective as of January 1, 2009

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EL PASO ELECTRIC COMPANY

EXCESS BENEFIT PLAN

WHEREAS, the El Paso Electric Company Excess Benefit Plan (the “Plan”) was established by El Paso Electric Company (the “Company”) effective January 1, 2004, solely for the purpose of providing benefits in excess of the limitations on benefits imposed by the Internal Revenue Code on the Retirement Income Plan for Employees of El Paso Electric Company (the “Qualified Plan”) for certain of its employees who participate in the Qualified Plan;

WHEREAS, the Plan is intended to be an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a “select group of management or highly compensated employees;”

WHEREAS, the Plan has been amended effective January 1, 2009, to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended; and

WHEREAS, it is not intended that any amounts accrued under the Plan be considered “grandfathered” benefits as described in Notice 2005-1, Q&A-17;

NOW, THEREFORE, the Plan is amended and restated as follows:

ARTICLE I

DEFINITIONS

Wherever used herein the following terms shall have the meanings hereinafter set forth:

1.1 “Average Monthly Earnings” means the monthly average of a Participant’s Compensation determined by converting your hourly rate of Compensation as of the date of your Separation from Service and as of the same date in each of the four years preceding that date to an average monthly earnings amount. Such average shall be computed by dividing the total of a Participant’s annualized rate of Compensation for the five years by sixty. If a Participant has less than five years of service from his date of employment to his date of termination, his Average Monthly Earnings will be based on his annualized rate of Compensation, as calculated above, during his years of service from his date of employment to his Separation from Service. Compensation subsequent to a Participant’s Separation from Service shall not be recognized.

1.2 “Board” means the Board of Directors of the Company.

1.3 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any Regulations relating thereto.

1.4 “Company” means El Paso Electric Company, or, to the extent provided in Section 7.9 below, any successor corporation or other entity resulting from a merger or consolidation into or with the Company or a transfer or sale of substantially all of the assets of the Company.

1.5 “Compensation” means a Participant’s basic compensation received from the Company, including regular wages and bonuses paid pursuant to the Company’s “short term bonus plan,” but excluding overtime pay, expense allowances, profit sharing, bonuses that are not paid pursuant to the “short term bonus plan” and any other extra compensation in any form.

1.6 “Early Retirement Date” means the date on which a Participant has attained age 55 and completed at least five years of vesting service under the Qualified Plan.

1.7 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.8 “Excess Benefit” means the benefit payable to a Participant pursuant to the Plan by reason of his Separation from Service with the Company and all affiliates for any reason other than death.

1.9 “Normal Retirement Date” means the first day of the month coincident with or next following a Participant’s Separation from Service with the Company after the date such Participant has attained (a) age 65 or, (b) if later, his fifth anniversary of joining the Qualified Plan.

1.10 “Participant” means an employee who is selected by the Company to be eligible to participate in the Plan and who becomes a participant in the Plan pursuant to Article II hereof, and any former employee who is entitled to benefits under the Plan.

1.11 “Plan” means the El Paso Electric Company Excess Benefit Plan.

1.12 “Qualified Joint and Survivor Annuity” means, for a Participant who is married on the date payment of the Participant’s excess benefits are scheduled to begin an annuity for the life of the Participant with a survivor annuity for the life of his Surviving Spouse equal to 50% of the amount of the annuity which is payable during the joint lives of the Participant and the Participant’s spouse and which is the actuarial equivalent of the single life annuity which would be payable to the Participant under Section 3.3 of the Plan.

1.13 “Qualified Plan” means the Retirement Income Plan for Employees of El Paso Electric Company, and any successor or replacement thereto.

1.14 “Qualified Plan Retirement Benefit” means the aggregate benefit payable to a Participant pursuant to the Qualified Plan and all annuities purchased for the Participant under the Qualified Plan (whether or not terminated) by reason of his termination of employment with the Company and all affiliates for any reason other than death.

1.15 “Qualified Plan Surviving Spouse Benefit” means the aggregate benefit payable to the Surviving Spouse of a Participant pursuant to the Qualified Plan and all annuities purchased for the Participant under the Qualified Plan (whether or not terminated) in the event of the death of the Participant at any time prior to commencement of payment of his Qualified Plan Retirement Benefit.

1.16 “Specified Employee” means any Participant who, as of the Participant’s Separation from Service, is determined to be a “key employee” (as defined under section 416(i)(1)(A)(i),(ii) or (iii) (applied in accordance with the Treasury Regulations thereunder and disregarding section 416(i)(5)) of the Code) for the applicable period, as determined by the Company in accordance with Treasury Regulations Section 1.409A-1(i).

1.17 “Separation from Service” means

(a) with respect to an Employee, the employee’s ceasing to provide services to the Company as a result of the Employee’s death, retirement or termination of employment. For purposes of determining whether a separation from service has occurred, a “termination of employment” shall mean that the surrounding facts and circumstances indicate that the Company and the Employee reasonably anticipate that no further services will be performed after a certain date, or that the level of bona fide services the Employee would perform after such date (whether as an Employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an Employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the employee has been providing services to the employer less than 36 months).

Notwithstanding the foregoing, the employment relationship will be treated as continuing intact while an individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the service recipient under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not have a right to reemployment under an applicable statute or by contract, the employment relationship will be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period. In applying the provisions of this paragraph, a leave of absence will be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company.

(b) For a Participant who provides services to the Company as both an employee and an independent contractor, a Separation from Service generally will not occur until the Participant has ceased providing services for the Company both as an employee and as an independent contractor as determined in accordance with the provisions set forth in subparagraphs (a) and (b) of this definition, respectively. Except as otherwise provided herein, in the case of an independent contractor a Separation from Service will occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for the Company, provided that the expiration of such contract or contracts is determined by the Company to constitute a good-faith and complete termination of the contractual relationship between the Participant and the Company. If a Participant ceases providing services for the Company as an employee and begins providing services for such Company as an independent contractor, the Participant will not be considered to have experienced a

Separation from Service until the Participant has ceased providing services for the Company in both capacities, as determined in accordance with the applicable provisions set forth in subparagraphs (a) and (b) of this definition.

Notwithstanding the foregoing provisions in this subparagraph, if a Participant provides services for the Company as both an employee and as a member of the board of directors of the Company, to the extent permitted by Treasury Regulations Section 1.409A-1(h)(5), the services provided by the Participant as a director will not be taken into account in determining whether the Participant has experienced a Separation from Service as an employee.

(c) Notwithstanding the provisions of this definition, where as part of a sale or other disposition of substantial assets by the Company to an unrelated buyer, a Participant would otherwise experience a Separation from Service as defined above, the Company and the buyer shall retain the discretion to specify, and may specify, that a Participant performing services for the Company immediately before the asset purchase transaction and providing services to the buyer after and in connection with the asset purchase transaction shall not experience a Separation from Service for purposes of the Plan and the Participant shall be bound by same, provided that such transaction and the specification meet the requirements of Section 409A of the Code and the Treasury Regulations and other guidance thereunder.

(d) For purposes of this definition, “Company” means (i) the entity for whom the Participant performs services and with respect to which the legally binding right to benefits under the Plan arises; and (ii) all other entities with which the entity described in subparagraph (d)(i) of this definition would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (group of trades or businesses under common control), as applicable. To identify the group of entities described in the preceding sentence, an ownership threshold of 50% shall be used as a substitute for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (A) Code Section 1563 and the regulations thereunder for determining a controlled group of corporations under Code Section 414(b), and (B) Treasury Regulations Section 1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).

1.18 “Surviving Spouse” means a person who is married to a Participant at the date of his death and for at least one year prior thereto.

1.19 “Surviving Spouse Benefit” means the benefit payable to a Surviving Spouse pursuant to the Plan.

ARTICLE II

ELIGIBILITY

The Company shall, from time to time, select those employees of the Company who shall be Participants in the Plan. A Participant who is fully vested in a benefit under the Qualified Plan, the amount of which is reduced, compared to the benefits payable based on Average Monthly Earnings as defined in Section 1.1 herein, by reason of the application of the limitations on benefits imposed by any provisions of the Code (as in effect on the date for commencement of the Qualified Plan Retirement Benefit, or as in effect at any time thereafter) to the Qualified Plan, shall be eligible to receive an Excess Benefit. If a Participant dies prior to the commencement of the payment of his Qualified Plan Retirement Benefit and the Participant is married on his date of death, then the Participant’s Surviving Spouse shall be eligible to receive a Surviving Spouse Benefit.

ARTICLE III

EXCESS BENEFIT

3.1 Amount. The Excess Benefit payable to an eligible Participant in the form of a straight life annuity over the lifetime of the Participant only, commencing on his Early Retirement Date, shall be a monthly amount equal to the difference between (a) and (b) below:

(a) the monthly amount of the Qualified Plan Retirement Benefit to which the Participant would have been entitled under the Qualified Plan if that Benefit were computed (i) without giving effect to any limitations on benefits imposed by any provisions of the Code, and (ii) by using the definition of Average Monthly Earnings as set out in this Plan;

LESS

(b) the monthly amount of the Qualified Plan Retirement Benefit actually payable to the Participant under the Qualified Plan.

The amounts described in (a) and (b) shall be computed as of the date of the Participant’s Separation from Service in the form of a straight life annuity payable over the lifetime of the Participant only commencing on his Normal Retirement Date or Early Retirement Date. Amounts computed as of a Participant’s Early Retirement Date shall be actuarially reduced as provided for in Section 3.5 hereof.

3.2 Form of Benefit. The Excess Benefit payable to a Participant shall be paid in the form of:

(a) A single life annuity for the life of the Participant if the Participant is single on the date payment of the Participant’s benefits commence under Section 3.3, or

(b) A Qualified Joint and Survivor Annuity if the Participant is married on the date payment of the Participant’s benefits commence under Section 3.3.

3.3 Commencement of Benefit.

(a) If a Participant experiences a Separation from Service before the Participant reaches Early Retirement Age, the payment of the Participant’s Excess Benefit shall commence no later than the first day of the month following the month in which the Participant reaches Early Retirement Age.

(b) If a Participant experiences a Separation from Service after reaching Early Retirement Age, the payment of Participant’s Excess Benefit shall commence no later than the first day of the month following the month in which the Participant experiences his Separation from Service.

3.4 Deferred Benefit Commencement Date. A Participant may delay the commencement of his benefit under Section 3.3 herein provided that:

(a) the Participant’s election to defer the commencement of his benefit is made on a form acceptable to the Committee;

(b) the Participant files the form with the Committee on a date that is at least 12 months prior to the then current benefit commencement date;

(c) the Participant’s election to defer the commencement of his benefit, as evidenced by a properly completed and executed distribution form, shall not be effective until at least 12 months after the date on which the election is made;

(d) the deferred benefit commencement date is at least the fifth anniversary of the current benefit commencement date; and

(e) the Committee, in its sole discretion, consents to the change.

3.5 Actuarial Equivalent. An Excess Benefit which is payable in any form other than a straight life annuity over the lifetime of the Participant, or which commences at any time prior to the Participant’s Normal Retirement Date, shall be the actuarial equivalent of the Excess Benefit set forth in Section 3.1 above as determined by the same actuarial adjustments as those specified in the Qualified Plan with respect to determination of the amount of the Qualified Plan Retirement Benefit on the date for commencement of payment hereunder.

Notwithstanding the foregoing paragraph, the exceptions to actuarial adjustments for commencement of payments prior to the Participant’s Normal Retirement Date contained in Section 6.1(b) of the Qualified Plan shall also apply with respect to the calculation of Excess Benefits hereunder.

3.6 Distribution of De Minimis Amounts. If, as of a Participant’s Separation from Service, or any payment date subsequent to the Participant’s Separation from Service, (i) the actuarially equivalent present value of the Participant’s benefit under the Plan, and all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulations Section 1.409A-1(c)(2) is less than the applicable dollar limit under section 402(g)(1)(B) of the Code, and (ii) the payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, and all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulations Section 1.409A-1(c)(2), the Committee may require that the remaining unpaid vested benefit be paid to the Participant or the Participant’s beneficiary in a lump sum in lieu of any further benefit payments under the Plan.

3.7 Accelerated Distribution Under Certain Circumstances. Notwithstanding any provision of this Plan to the contrary, the Committee, in its discretion, may accelerate payment of a Participant’s benefit in accordance with the provision of Treasury Regulation Section 1.409A-3(j) (4)(ii) through (xiv), as applicable.

3.8 Delay of Payment Under Certain Circumstances. Notwithstanding any provision of this Plan to the contrary:

(a) payment of a Participant’s benefit may be delayed by the Committee under circumstances described in Treasury Regulations Section 1.409A-2(b)(7), provided that the Committee treats all payments to similarly situated Participants on a reasonably consistent basis.

(b) if as of a Participant’s Separation from Service, other than as a result of the Participant’s death, the Participant is a Specified Employee, no payment on account of the Separation from Service may be made with respect to such Participant before the date that is six months after the Participant’s Separation from Service, or if earlier than the end of the six-moth period, the date of the Participant’s death. In such case, any payment that would have, but for this Section 3.7(b), been distributed to the Participant during the six-month period following the Participant’s Separation from Service, will be accumulated and paid to the Participant or the Participant’s beneficiary, in a single lump sum as soon as is administratively practicable following the end of the six-month period, but in no event more than 60 days after the end of such six-month period.

ARTICLE IV

SURVIVING SPOUSE BENEFIT

4.1 Amount. If a Participant dies prior to commencement of payment of his Qualified Plan Retirement Benefit under circumstances in which a Qualified Plan Surviving Spouse Benefit is payable to his Surviving Spouse, then a Surviving Spouse Benefit is payable to his Surviving Spouse as hereinafter provided. The monthly amount of the Surviving Spouse Benefit payable to a Surviving Spouse shall be equal to the difference between (a) and (b) below:

(a) the monthly amount of the Qualified Plan Survivor Spouse Benefit to which the Surviving Spouse would have been entitled under the Qualified Plan if such Benefit were computed (i) without giving effect to any limitations on benefits imposed by any provisions of the Code, and (ii) by using the definition of Average Monthly Earnings as set out in this Plan;

LESS

(b) the monthly amount of the Qualified Plan Surviving Spouse Benefit actually payable to the Surviving Spouse under the Qualified Plan.

4.2 Form and Commencement of Benefit. A Surviving Spouse Benefit shall be payable in the form of an annuity over the lifetime of the Surviving Spouse only, in monthly installments commencing on:

(a) If the Participant dies before the Participant reaches Early Retirement Age, the payment of the Surviving Spouse Benefit shall commence no later than the first day of the month following the month in which the Participant would have reached Early Retirement Age.

(b) If the Participant dies after reaching Early Retirement Age, the payment of the Surviving Spouse Benefit shall commence no later than the first day of the month following the month in which the Participant dies.

Payment of the Surviving Spouse Benefit shall terminate with the payment made in the month in which the Surviving Spouse dies.

ARTICLE V

ADMINISTRATION OF THE PLAN

5.1 Appointment of plan administrator. The Committee shall be the plan administrator. Any action (including, but not limited to, decisions, determinations, and interpretations) that may be taken by the plan administrator under the Plan may be delegated by the Committee to another individual to be performed on behalf of, and as a designee of, the plan administrator. If the title for this position changes, the title used herein shall be read as the new title.

5.2 Company Duties. The Company shall, upon request or as may be specifically required under the Plan, furnish or cause to be furnished all of the information or documentation in its possession or control which is necessary or required by the plan administrator to perform its duties and functions under the Plan.

5.3 Powers of Plan Administrator. The plan administrator shall have all powers and discretion as may be necessary to discharge its duties and responsibilities under the Plan, including, but not limited to, the power to:

(a) maintain and preserve records relating to Participants, former Participants and Beneficiaries;

(b) prepare and furnish to Participants all information required under applicable law or the provisions of the Plan;

(c) maintain sufficient Participant data, maintain separate Accounts for Participants and make required payments of benefits;

(d) prepare and file or publish with all appropriate government officials all reports, filings and other information required under law to be so filed or published;

(e) interpret or construe the Plan;

(f) make rules and regulations for the administration of the Plan; and

(g) retain records on elections and waivers by Participants and their Surviving Spouses, as applicable, as further set forth herein.

The plan administrator may engage agents to assist it and may engage legal counsel, who may be counsel for the Company. The plan administrator shall not be responsible for any action taken or not taken on the advice of such counsel.

5.4 Interpretations. Subject to the expressed provisions of the Plan, the plan administrator may interpret the Plan, prescribe, amend, and rescind rules and regulations relating to it, and make all other determinations it deems necessary or advisable for the administration of the Plan.

5.5 Determinations. The plan administrator’s determinations under the Plan need not be uniform and may be made selectively among Participants who have an Account in the Plan, whether or not such Participants are similarly situated. The determination of the plan administrator on all matters regarding the Plan shall be conclusive.

5.6 Indemnification. To the extent permitted by the laws of the State of Texas, the plan administrator and the individual(s) who may act to fulfill the responsibilities of the plan administrator or the Company shall be indemnified by the Company against any and all liabilities arising by reason of any act, or failure to act, pursuant to the provisions of the Plan, including expenses reasonably incurred in the defense of any claim relating to the Plan, even if the same is judicially determined to be due to such individual’s negligence, but not when the same is judicially determined to be due to the gross negligence or willful misconduct of such individual.

5.7 Bond and Expenses. The plan administrator shall serve without bond unless state or federal statutes require otherwise, in which event the Company shall pay the premium of any statutorily required bond. Except as may be otherwise provided herein, the expenses of the plan administrator shall be paid by the Company. Such expenses shall include all expenses incident to the functioning of the plan administrator, including litigation costs, fees of accountants, counsel, and other specialists, and other costs of administering the Plan.

5.8 Right To Suspend Benefits And Correct Errors. The plan administrator shall take such steps as are considered necessary and appropriate to remedy any inequity that results from incorrect information received or communicated in good faith or as the consequence of an administrative error. The plan administrator may suspend the payment of any benefit under the Plan until satisfied as to the correctness of the payment or the person to receive the payment or to allow filing in any court of competent jurisdiction of a suit in such form as the plan administrator considers appropriate for a legal determination of the benefits to be paid and the persons to receive them. The plan administrator specifically reserves the right to correct errors of every sort, and the Participant hereby agrees as Participant or on behalf of any Surviving Spouse to any method of error correction as the plan administrator shall specify. The objective of any such method of error correction shall be, to the extent reasonably possible, to adjust the Account of the Participant by reversing transactions or taking other actions to approach the situation that would have existed if the error had not been made. The plan administrator shall also be authorized to recover any payment made in error including the right to make deductions from future benefits.

5.9 Reliance on Tables. In administering the Plan, the plan administrator and the Company shall be entitled to the extent permitted by law to rely conclusively on all tables, valuations, certificates, opinions, and reports which are furnished by accountants, legal counsel, or other experts employed or engaged by the plan administrator or the Company.

ARTICLE VI

CLAIMS PROCEDURES

6.1 Presentation of Claim. Any Participant, Or Surviving Spouse of a deceased Participant, or such Participant’s or Surviving Spouse’s authorized representative (such Participant or Surviving Spouse being referred to below as a “Claimant”) may deliver to the plan administrator a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

6.2 Notification of Decision. The plan administrator shall consider a Claimant’s claim within a reasonable time, but no later than 90 days (45 days in the case of a claim for Disability benefits) after receiving the claim. If the plan administrator determines that special circumstances require an extension of time for processing the claim (or in the case of a claim for Disability benefits, an extension is necessary for reasons beyond the control of the Plan), written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90 day (or 45 day) period. In no event shall such extension exceed a period of 90 days (30 days in the case of a claim for Disability benefits which may be further extended for an additional 30 days if the additional extension is due to reasons beyond the control of the Plan) from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the plan administrator expects to render the benefit determination. The plan administrator shall notify the Claimant in writing:

(a) that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b) that the plan administrator has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(1) the specific reason(s) for the denial of the claim, or any part of it;

(2) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(3) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(4) if the claim is a claim for Disability benefits, an internal rule, guideline, protocol or other similar criterion which was relied on in connection with the review of the claim and that such internal rule, guideline, protocol or similar criterion may be obtained by the Claimant at the Claimant’s request free of charge;

(5) if the claim is a claim for Disability benefits, and the denial is based on medical necessity or other similar exclusion or limit, Claimant’s right to receive free of charge an explanation of how that exclusion or limit and any related clinical judgments apply to the Claimant’s medical circumstances;

(6) an explanation of the claim review procedure set forth in Section 9.3 below; and

(7) a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.

6.3 Review of a Denied Claim. On or before 60 days (180 days in the case of a claim for Disability benefits) after receiving a notice from the plan administrator that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the plan administrator a written request for a review of the denial of the claim. The Claimant (or the Claimant’s duly authorized representative):

(a) may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(b) may submit written comments or other documents; and/or

(c) may request a hearing, which the plan administrator, in its sole discretion, may grant.

6.4 Decision on Review. The plan administrator shall render its decision on review promptly, and no later than 60 days (45 days in the case of a claim for Disability benefits) after the plan administrator receives the Claimant’s written request for a review of the denial of the claim. If the plan administrator determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60 day (or 45 day) period. In no event shall such extension exceed a period of 60 days (45 days in the case of a Disability claim) from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the plan administrator expects to render the benefit determination. In rendering its decision, the plan administrator shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. In the case of a claim for Disability benefits, the review on appeal must be made by a different decision-maker from the plan administrator and the decision-maker cannot give procedural deference to the original decision. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a) specific reasons for the decision;

(b) specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits;

(d) if the claim is a claim for Disability benefits, an internal rule, guideline, protocol or other similar criterion which was relied on in connection with the review of the claim and that such internal rule, guideline, protocol or similar criterion may be obtained by the Claimant at the Claimant’s request free of charge;

(e) if the claim is a claim for Disability benefits, and the denial is based on medical necessity or other similar exclusion or limit, Claimant’s right to receive free of charge an explanation of how that exclusion or limit and any related clinical judgments apply to the Claimant’s medical circumstances; and

(f) a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA.

6.5 Designation of Authorized Representative. Pursuant to such procedures as the plan administrator may from time to time establish, a Participant or the Surviving Spouse may designate an authorize representative to represent him in connection with a claim for benefits.

6.6 Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 9 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under the Plan.

ARTICLE VII

AMENDMENT OR TERMINATION

7.1 Amendment or Termination. Although the Company anticipates that the Plan will continue indefinitely, the Company reserves the right to amend or terminate the Plan when, in the sole opinion of the Company, such amendment or termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date of such resolution.

7.2 Effect of Amendment or Termination. No amendment or termination of the Plan shall directly or indirectly deprive any current or former Participant or Surviving Spouse of all or any portion of any Excess Benefit or Surviving Spouse Benefit payment of which has commenced prior to the effective date of such amendment or termination or which would be payable if the Participant terminated employment for any reason, including death, on such effective date.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Funding. The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any benefits hereunder. No Participant, Surviving Spouse or any other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan and any such Participant, Surviving Spouse or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.

8.2 General Conditions. Except as otherwise expressly provided herein, all terms and conditions of the Qualified Plan applicable to a Qualified Plan Retirement Benefit or a Qualified Plan Surviving Spouse Benefit shall also be applicable to an Excess Benefit or a Surviving Spouse Benefit payable hereunder. Any Qualified Plan Retirement Benefit or Qualified Plan Surviving Spouse Benefit, or any other benefit payable under the Qualified Plan, shall be paid solely in accordance with the terms and conditions of the Qualified Plan and nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Qualified Plan.

8.3 No Guaranty of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company or any other entity or person that the assets of the Company will be sufficient to pay any benefit hereunder.

8.4 No Employment Rights. Neither the Plan nor any action taken under the Plan shall be construed as giving to any Participant the right to be retained by the Company or as affecting the right of the Company to terminate its employment relationship with a Participant at any time, with or without Cause.

8.5 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company. For purposes of the payment of benefits under this Plan, any and all of the Company’s assets shall be, and remain, the general, unpledged unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

8.6 No Assignment. The right of any Participant or other person to the payment of a benefit under the Plan shall not be assigned, transferred, pledged, or encumbered, either voluntarily or by operation of law, except as provided in Section 8. with respect to former spouses. If any person shall attempt to assign, transfer, pledge, or encumber any amount payable under the Plan, or if by reason of his bankruptcy or other event happening at any time any such payment would be made subject to his debts or liabilities or would otherwise devolve upon anyone else and not be enjoyed by him or his Surviving Spouse, if applicable, the plan administrator may, in its sole discretion, terminate such person’s interest in any such payment and direct that the same be held and applied to or for the benefit of such person, his spouse, children or other dependents, or any other persons deemed to be the natural objects of his bounty, or any of them, in such manner as the plan administrator may deem proper. Notwithstanding the foregoing, if a Participant’s spouse is awarded all or a portion of a Participant’s Account under the Plan pursuant to a division of property in connection with a divorce, such spouse’s share of the Participant’s Account shall be her separate property and shall be transferable by the Participant’s former spouse by will or pursuant to the laws of descent and distribution. In order to be effective, notice of such division of the Participant’s Account under the Plan pursuant to a division of property in connection with divorce must be provided as required in Section 12.5. Any such share of a Participant’s Account to which the Participant’s former spouse may be entitled shall be distributed to the former spouse in a lump sum in cash as soon as is administratively practicable following the plan administrator’s approval of the division of property as prescribed in this Section 12.3 and Section 12.5.

8.7 Court Order. The plan administrator is authorized to comply with any court order in any action in which the Plan or the plan administrator has been named as a party, including any action involving a determination of the rights or interests in a Participant’s benefits under the Plan. Notwithstanding the foregoing, the plan administrator shall, to the extent necessary, interpret this provision in a manner that is consistent with section 409A of the Code and other applicable tax law. In addition, if necessary to comply with a qualified domestic relations order, as defined in section 414(p)(1)(B) of the Code, pursuant to which a court has determined that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan, the plan administrator, in its sole discretion, shall have the right to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to such spouse or former spouse.

8.8 Effect of Payment. The full payment of a Participant’s Excess Benefit or Surviving Spouse’s Benefit under the terms of this Plan shall completely discharge all obligations of the Company to the Participant and/or his Surviving Spouse under the Plan.

8.9 Spendthrift Provision. No interest of any person or entity in, or right to receive a benefit under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a benefit be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

8.10 Applicable Law. The Plan shall be construed and administered under the laws of the State of Texas, except to the extent pre-empted by applicable federal law.

8.11 Withholding of Taxes. The Company shall deduct from the amount of any payments made pursuant to the Plan any amounts required to be paid or withheld by the federal government or any state or local government. By his participation in the Plan, the Participant and his Surviving Spouse agree to all deductions.

8.12 Incompetent. If the plan administrator determines in its discretion that a benefit under this Plan is to be paid to a person declared incompetent or to a person incapable of handling his affairs because of accident or illness, the plan administrator may direct payment of such benefit to the guardian, legal representative or person having the care and custody of the incompetent or incapable person. The plan administrator may require such proof of incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefits. Any payment of a Benefit under this Section 8.9 shall be a payment for the account of the Participant or the Surviving Spouse, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

8.13 Corporate Successors. The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of Section 6.2.

8.14 Payment in the Event of Taxation. If, for any reason, all or any portion of a Participant’s benefit fails to meet the requirements of Code Section 409A and becomes taxable to the Participant prior to receipt, a Participant may request that the Committee pay that portion of the Participant’s benefit that has become taxable prior to the date otherwise provided in this Plan. The granting of such a request shall not be unreasonably withheld. If the request is granted, the payment on account of the tax liability will be paid within 60 days of the date the request is granted. The payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A and the Treasury Regulations thereunder.

8.15 Overpayment and Underpayment of Benefits. The Committee may adopt, in its sole discretion, whatever rules, procedures and accounting practices that comply with Code Section 409A and are appropriate in providing for the collection of any overpayment of benefits. To the extent permitted by Code Section 409A, if an overpayment is made to a Participant, or a Surviving Spouse, or alternate payee, for whatever reason, the Committee may, in its sole discretion, withhold payment of any further benefits under the Plan until the overpayment has been collected or may require repayment of benefits paid under this Plan, without regard to further benefits to which the person may be entitled and, to the extent deemed necessary by the

Committee, in its sole discretion, the Committee may seek repayment of such overpaid amounts through any and all available legal actions, including, but not limited to, filing suit in a court with appropriate jurisdiction. If a Participant, a Participant’s Surviving Spouse, or an alternate payee receives an underpayment of benefits, the Committee shall direct that immediate payment be made to make up for the underpayment; provided, however, that such payment shall be made in a manner that complies with Code Section 409A.

8.16 Captions and Gender. The captions preceding the Articles and Sections of the Plan have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provisions of the Plan. Where the context admits or requires, words used in the masculine gender shall be construed to include the feminine and the neuter also, the plural shall include the singular, and the singular shall include the plural.

8.17 Severability. In case any one or more of the provisions contained in the Plan shall be found to be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions in the Plan shall not in any way be affected or impaired.

8.18 Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, neither the Company nor any individual acting as an employee or agent of the Company shall be liable to any Participant, former Participant, Surviving Spouse or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

8.19 Spouse’s Interest. Except as may be provided in Section 8.7, with respect to a spouse being awarded all or a portion of a Participant’s benefit pursuant to a division of property in connection with a divorce, or pursuant to a valid court order, the interest in a Participant’s Account hereunder of a Participant’s spouse, if any, who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse or such spouse’s estate in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by a duly authorized officer this 31st day of December, 2008.

EL PASO ELECTRIC COMPANY

By:	/s/ Richard G. Gonzalez
Name:	Richard G. Gonzalez
Title:	Vice President Human Resources